Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Pyramid Delaware Merger Subsidiary, Inc. to be filed on or about April 25, 2014 (the “Registration Statement”) of (a) all references to our firm and (b) our reserves report, dated effective December 31, 2013, and all references to our firm, including under the headings “Experts”, “The Companies”, “The Merger”, “Information About Yuma”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Yuma” in the proxy statement/prospectus included in such Registration Statement, and the information contained in our reserves report in such proxy statement/prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C. H. (Scott) Rees III
C. H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

April 25, 2014

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